Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of January 1, 2007 (“Effective Date”), by and between Mario Radrigan (“Executive”) and United PanAm Financial Corp and its subsidiary United Auto Credit Corporation, both of which may be referred to interchangeably hereinafter as “Company”.

The parties agree as follows:

1. Employment. The Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Executive is employed on a full-time basis as Chief Marketing Officer and Executive Vice President of the Company, shall report directly to President and CEO,”).,and shall have the duties and responsibilities commensurate with such position as shall be reasonably and in good faith determined from time to time by the Board of Directors (the “Board.

2.2 Obligations. Executive shall: (i) abide by all federal, state and local laws, regulations and ordinances and as applicable, all policies and charter documents of the Company and its affiliates, and (ii) except for vacation and illness periods, devote substantially all of his business time, energy, skill and efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business interests of the Company.

3. Term. The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2009, unless earlier terminated as herein provided (the “Initial Term”). As used herein, “Term” shall include the Initial Term and any Extended Term, but the Term of this Agreement shall end upon any termination of Executive’s employment with the Company as herein provided.

4. Compensation.

4.1 Base Salary. As compensation for Executive’s performance of Executive’s duties and subject to Executive’s continued employment pursuant to this Agreement up to and through such times, the Company shall pay or cause to be paid to Executive the annual base salary set forth in Exhibit A hereto during the Term of Employment (“Base Salary”), payable in accordance with the normal payroll practices of the Company or the paying entity, less all legally required or authorized payroll deductions and tax withholdings. During the Term of Employment, the Base Salary amount set forth in Exhibit A may be increased from time to time at the sole and absolute discretion of the Board.

4.2 Bonuses.

(a) Target Bonus. Executive shall be eligible to receive an annual bonus payment based on the payout formula and Target Bonus amount set forth in Exhibit A. Such bonus payment shall be paid no later than the sixty (60) day anniversary of the last day of the applicable performance period, less all legally required or authorized payroll deductions and tax withholdings. Each performance period during the Term of this Agreement shall begin on the first day of the Company’s fiscal year and end on the last day. Executive must maintain continuous employment throughout the relevant performance period to be eligible for a bonus payment under this Section 4.2(a).

4.3 Equity Compensation. Executive shall be eligible to receive grants of stock options and/or restricted stock awards (“Equity Compensation Awards”) pursuant to the Company’s [Amended and Restated 1997 Employee Stock Incentive Plan] (the “Plan”) as set forth in Exhibit B. Stock option awards shall be made with an exercise price equal to the fair market value of the underlying Shares on the date of grant. .

5. Health and Welfare Benefits. Executive shall be eligible for all health and welfare benefits generally available to full-time employees of the Company of similar rank and status, subject to the terms and conditions of the Company’s policies and benefit plan documents.

6. Vacation. Executive shall be entitled to earn vacation at the rate of four (4) weeks per year.

7. Business and Personal Expenses. Executive shall be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company, provided that Executive furnish to the Company adequate records and other documentation as may be required for the substantiation of such expenditures as a business expense of the Company.

8. Automobile Allowance. Executive shall receive an automobile allowance of two-hundred dollars ($200) per month.

9. Termination of Employment. Subject to the terms and conditions of this Section 9, either the Company or Executive may terminate Executive’s employment at any time, with or without Cause (as defined in Section 9.7), during the Term of Employment. Any termination of Executive’s employment during the Term of Employment shall be communicated by written notice of termination from the terminating party to the other party (“Notice of Termination”). The Notice of Termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination, if any. Termination shall be effective on the date designated by the terminating party in the Notice of Termination. In the event Executive’s employment is terminated by either party, for any reason, during the Term of Employment, the Company shall pay the prorated Base Salary earned as of the date of Executive’s termination of employment and the accrued but unused vacation as of the date of Executive’s termination of employment to Executive upon Executive’s termination of employment. Except as otherwise provided in this Section 9, the Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from the Company, any payments or benefits in respect of the termination of Executive’s employment with the Company during the Term of Employment.

9.1 Severance Upon Involuntary Termination without Cause and Termination by Executive with Good Reason. In the event that the Company causes to occur an involuntary termination without Cause (as defined in Section 9.7(a)) or in the event that Executive resigns from employment with the Company for Good Reason (as defined in Section 9.7(c)) during the Term of

Employment, Executive shall be entitled to a “Severance Payment” as set forth in Exhibit C; provided, however, that Executive executes a Separation Agreement that includes a general release in favor of the Company, any successor company, and all subsidiary and related entities, and their officers, directors, shareholders, employees and agents to the fullest extent permitted by law, drafted by and in a form reasonably satisfactory to the Company, and does not revoke the general release within any legally required revocation period, if applicable. All legally required and authorized deductions and tax withholdings shall be made from the Severance Payment, including for wage garnishments, if applicable, to the extent required or permitted by law. Effective immediately upon termination of employment, Executive shall no longer be eligible to contribute to or to be an active participant in any retirement or benefit plan covering employees of the Company. All other Company obligations to Executive shall be automatically terminated and completely extinguished.

9.2 Effect of Disability. In the event Executive’s employment is terminated on account of Disability (as defined in Section 9.7), Executive shall be entitled to payment of the difference between (a) any monthly disability payments provided through insurance plans offered by the Company, if any, provided Executive has enrolled in such plans, has paid the costs thereof and is otherwise eligible, and (b) the monthly Base Salary effective immediately prior to the date of termination, for a period of six (6) months following the date of termination, plus a prorated Target Bonus for such year through the date of termination, calculated on the basis of 100% achievement of target. Both (a) and (b) in the preceding sentence shall be paid in equal monthly installments during the six month period following the date of termination. All legally required and authorized deductions and tax withholdings shall be made from the payments described in the previous sentence, including for wage garnishments, if applicable, to the extent required or permitted by law.

9.3 Effect of Death. In the event Executive’s employment is terminated by reason of death, this Agreement shall terminate without further obligations of Employer to Executive (or your heirs or legal representatives) under this Agreement, other than for payment of: (i) any unpaid base salary (as set forth in Section 4.1 hereof) through the date of termination; (ii) the amount of any Target Bonus prorated through the date of termination, calculated on the basis of 100% achievement of target; (iii) all compensation previously deferred by you; (iv) any accrued vacation and/or sick leave pay; and (v) any amounts due pursuant to the terms of any applicable welfare benefit plan. All of the foregoing amounts (other than any prorated bonus compensation) shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum cash payment within thirty (30) days after the date of termination or earlier as required by applicable law.

9.4 Employment Reference. In the event Executive’s employment is terminated without Cause, or Executive resigns for Good Reason, Executive and the Company will negotiate in good faith to reach an agreement on a statement reflecting a benign reason for termination or resignation. This statement will include, at minimum, positions held, date of hire, employment period and confirmation of salary history (if requested by Executive).

9.5 Ineligibility For Severance. Executive shall not be entitled to any Severance Package under this Agreement, if at any time during the Term of Employment, either (a) Executive voluntarily resigns or otherwise terminates employment with the Company other than for Good Reason, or (b) the Company involuntarily terminates Executive’s employment with Cause. Effective immediately upon termination of employment, Executive shall no longer be eligible to contribute to or to be an active participant in any retirement or benefit plan covering employees of the Company. All other Company obligations to Executive shall be automatically terminated and completely extinguished.

9.6 Taxes and Withholdings. The Company may withhold from any amounts payable under this Agreement, including any benefits or Severance Payment, such federal, state or local taxes as may be required to be withheld pursuant to applicable law or regulations, which amounts shall be deemed to have been paid to Executive.

9.7 Definitions.

(a) “Cause” shall mean the occurrence during the Term of Employment of any of the following: (i) indictment for, formal admission to (including a plea of guilty or nolo contendere to), or conviction of a felony, (ii) a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company, (iii) willful or knowing unauthorized dissemination by Executive of Proprietary Company Information; (iv) failure by Executive to perform Executive’s duties which are reasonably and in good faith requested in writing by the Board; (v) failure of Executive to perform any lawful directive of the Board communicated to Executive in the form of a written request from the Board, and (vi) Executive’s breach of the Company’s Code of Conduct which would normally result in termination of any Company employee.

(b) “Disability” shall mean, to the extent consistent with applicable federal and state law (including, without limitation Section 409A), Executive’s inability by reason of physical or mental illness to fulfill his obligations hereunder for ninety (90) consecutive days or for a total of one hundred and twenty (120) days in any twelve (12) month period which, in the reasonable opinion of an independent physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive’s legal representative, renders Executive unable to perform the essential functions of his job, even after reasonable accommodations are made by the Company. The Company is not, however, required to make unreasonable accommodations for Executive or accommodations that would create an undue hardship on the Company.

(c) “Good Reason” shall mean the occurrence during the Term of Employment of any of the following: (i) a material breach of this Agreement by the Company which is not cured by the Company within thirty (30) days following the Company’s receipt of written notice by Executive to the Company describing such alleged breach; (ii) the Executive’s Base Salary is reduced by the Company or the Target Bonus formula is changed to the detriment of the Executive; (iii) a reduction in Executive’s title, a material reduction in Executive’s duties and/or responsibilities, or the assignment to Executive of any duties materially inconsistent with Executive’s position; or (iv) relocation of the Executive’s place of work to a location greater than 35 miles away from the current location.

9.8 Nonduplication of Benefits. Notwithstanding any provision in this Agreement or in any other Company benefit plan or compensatory arrangement to the contrary, but at all times subject to Section 9.5, (a) any payments due under either Section 9.2 or Section 9.3 shall be made not more than once, if at all, (b) payments may be due under either Section 9.2 or Section 9.3, but under no circumstances shall payments be made under both Section 9.2 and Section 9.3, (c) no payments made under this Agreement shall be considered compensation for purposes of any benefit plan or compensatory arrangement of the Company, and (d) Executive shall not be entitled to severance benefits from the Company other than as contemplated under this Agreement, unless such other severance benefits offset and reduce the benefits due under this Agreement on a dollar-for-dollar basis, but not below zero.

10. No Competition and No Conflict of Interest. Executive must not engage in any work, paid or unpaid, that could create a conflict of interest with the interests of the Company during the Term of this Agreement, and for a period of 12 months after Executive’s employment with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company Business in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the Company Business or any business in which the Company becomes engaged during the Term of Employment For purposes of this Agreement, the term “Company Business” shall mean a Sub-prime Auto Finance.

11. Confidentiality. During the Term of Employment, Executive has been and will continue to be given access to a wide variety of information about the Company, its affiliates and other related businesses that the Company considers “Proprietary Company Information.” As a condition of continued employment, Executive agrees to abide by the Company’s business policies and directives including those on confidentiality and nondisclosure of “Proprietary Company Information.” “Proprietary Company Information” shall mean all information applicable to the business of the Company which confers or may confer a competitive advantage upon the Company over one who does not possess the information; and has commercial value in the business of the Company or any other business in which the Company engages or is preparing to engage during Executive’s employment with the Company. “Proprietary Company Information” includes, but is not limited to, information regarding the Company’s business plans and strategies; manuals, contracts and proposals; and other business partners and the Company’s business arrangements and strategies with respect to them; current and future marketing or advertising campaigns; software programs whether owned or modified by third parties for the Company’s benefit; codes, formulae or techniques; financial information; personnel information; and all ideas, plans, processes or information related to the current, future and proposed projects or other business of the Company whether or not such information would be enforceable as a trade secret of the Company or enjoined or restrained by a court or arbitrator as constituting unfair competition. “Proprietary Company information” also includes confidential information of any third party who may disclose such information to the Company or Executive in the course of the Company’s business.

11.1 Nondisclosure. Executive acknowledges that Proprietary Company Information constitutes valuable, special and unique assets of the Company’s business and that the unauthorized disclosure of such information to competitors of the Company, or to the general public, will be highly detrimental to the Company. Executive therefore agrees to hold Proprietary Company Information in strictest confidence. Except as shall occur as and to the extent that Executive performs his duties to the Company, Executive agrees not to disclose or allow to be disclosed to any individual or entity, other than those individuals or entities authorized by the Company, any Proprietary Company Information that Executive has or may acquire during Executive’s employment by the Company (whether or not developed or compiled by Executive and whether or not Executive has been authorized to have access to such Proprietary Company Information).

11.2 Continuing Obligation. Executive agrees that the agreement not to disclose Proprietary Company Information will be effective during Executive’s employment and continue even after Executive is no longer employed by the Company. Any obligation not to disclose any portion of any Proprietary Company Information will continue indefinitely unless Executive can demonstrate that such information (a) has been developed independently without any reference to any information obtained during Executive‘s employment with the Company; or (b) must be disclosed in response to a valid order by a court or government agency or is otherwise required by law.

11.3 Return of Company Property. On termination of employment with the Company for whatever reason, or at the request of the Company before termination, Executive agrees to promptly deliver to the Company all records, files, computer disks, memoranda, documents, lists and other information regarding the Company and its business or containing any Proprietary Company Information, including all copies, reproductions, summaries or excerpts thereof, then in Executive’s possession or control, whether prepared by Executive or others. Executive also agrees to promptly return, on termination or the Company’s request, any and all Company property issued to Executive, including but not limited to computers, cellular phones, keys and credits cards. Executive further agrees that should Executive discover any Company property or Proprietary Company Information in Executive’s possession after the return of such property has been requested, Executive agrees to return it promptly to the Company without retaining copies, summaries or excerpts of any kind.

11.4 No Violation of Rights of Third Parties. Executive warrants that the performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive prior to Executive’s employment with the Company. Executive agrees not to disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employers or others. Executive warrants that Executive is not a party to any other agreement that will interfere with Executive’s full compliance with this Agreement. Executive further agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement while such provisions remain effective.

12. Interference with Business Relations.

12.1 Interference with Customers, Suppliers and Other Business Partners. Executive acknowledges that the Company’s tenant and customer base and its other business arrangements have been developed through substantial effort and expense, and its nonpublic business information is confidential and constitutes trade secrets. In addition, because of Executive’s position, Executive understands that the Company will be particularly vulnerable to significant harm from Executive’s use such information for purposes other than to further the Company’s business interests. Accordingly, Executive agrees that during the Term of this Agreement Executive’s employment with the Company, and for a period of 24 months after Executive’s employment with the Company is terminated for any reason. , Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the Company’s relationship with any of the customers, automobile dealers or other business partners of the Company with whom Executive has had contact, or conducted business, by contacting them for the purpose of inducing or encouraging any of them to divert or take away business from the Company.

12.2 Interference with the Company’s Employees. Executive acknowledges that the services provided by the Company’s employees are unique and special, and that the Company’s employees possess trade secrets and Proprietary Company Information that is protected against misappropriation and unauthorized use. As such, Executive agrees that during the Term of this Agreement, and for a period of 24 months after Executive’s employment with the Company is terminated for any reason. , Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the Company’s business by contacting any Company employees for the purpose of inducing or encouraging them to discontinue their employment with the Company.

12.3 Negative Information. During the Term of Employment and thereafter, Executive shall not disclose confidential or negative non-public information regarding, or take any action materially detrimental to the reputation of the Company or its directors, officers, employees, investors, shareholders or advisors and any affiliates of any of the foregoing (collectively, the “Company Affiliates”); provided, however, that nothing contained in this Section 10.3 shall affect any legal obligation of Executive to respond to mandatory governmental inquiries concerning the Company Affiliates or to act in accordance with, or to establish, his rights under this Agreement.

12.4 Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in Sections 9 through 11 of this Agreement inclusive (collectively “Covenants”)

would cause irreparable injury and continuing harm to the Company for which there will be no adequate remedy at law, and agrees that in the event of any such breach, the Company seek temporary, preliminary and permanent injunctive relief to the fullest extent allowed by the California Arbitration Act, without the necessity of proving actual damages or posting any bond or other security.

13. Agreement to Arbitrate. Any dispute, controversy or claim arising out of or in respect of this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall be addressed and settled by arbitration conducted in Orange County under the auspices of JAMS or other mutually agreeable alternative dispute resolution service in accordance with that service’s rules for the resolution of employment disputes. Included within this provision are any claims based on a violation of any local, state or federal law, such as claims for discrimination or civil rights violations. Executive understands that arbitration is in lieu of any and all other civil legal proceedings. The aggrieved party can initiate arbitration by sending written notice of any intention to arbitrate by registered or certified mail to all parties and to the mutually agreed upon alternative dispute resolution service. The notice must contain a description of the dispute, the amount involved and the remedy sought. Any claim or controversy which may be arbitrated under this section is subject to any applicable statute of limitations that would apply if a lawsuit was being initiated. The arbitration shall provide for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute. The arbitrator shall have no authority to add to or to modify this Agreement, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. In addition to any other form of relief to which the parties may be entitled, injunctive relief will be available to enforce any provision of this Agreement including, without limitation, Paragraph 7 of this Agreement. The arbitrator shall issue a written decision that includes the essential findings and conclusions upon which the decision is based, and which shall be signed and dated. The decision of the arbitrator shall be conclusive, final and binding upon the parties and may be submitted to any authorized court of law to be confirmed and enforced. The prevailing party (meaning the party that obtains substantially the relief sought by it) in such proceeding will be entitled to the reasonable attorneys’ fees and expenses of counsel and costs incurred by reason of such arbitration if such would be available if the matter had been pursued in a court of law. Executive and the Company shall each bear his/her or its own costs and attorneys’ fees incurred in conducting the arbitration, and, except for such disputes where Executive asserts a claim otherwise under a state or federal statute prohibiting discrimination in employment or unless otherwise required by applicable law (“a Statutory Claim”), shall split equally the fees and administrative costs charged by the arbitrator and the alternative dispute resolution service. In disputes where Executive asserts a Statutory Claim against the Company, Executive shall be required to pay only the initial administrative filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. The Company shall pay the balance of the arbitrator’s fees and administrative costs.

14. General Provisions.

14.1 Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) or assignee to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement without the Company’s written consent.

14.2 Legal Protection Clause. The Company will defend, indemnify and hold harmless the Executive from and against any claim or legal action taken against Executive as a direct consequence of the discharge of Executive’s duties or obedience to directions of the Company, in accordance with California Labor Code 2802. Such protection, if applicable, includes the cost of legal defense and judgment, if any, against Executive.

14.3 Nonexclusivity of Rights. Except as expressly provided in this Agreement, Executive is not prevented from continuing or future participation in any Company benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company subject to the terms and conditions of such plans, programs, or practices.

14.4 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

14.5 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party, and the arbitrator awards such attorneys’ fees accordingly.

14.6 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

14.7 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14.8 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California. Except as and to the extent that Section 11 does not properly apply, each party consents to the jurisdiction and venue of the state or federal courts in Los Angeles County, California in any action, suit or proceeding arising out of or relating to this Agreement.

14.9 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

14.10 Survival. Section 9 (“Termination of Employment”), Section 10 (”No Competition and No Conflict of Interest”), Section 11 (“Proprietary Company Information”), Section 12 (“Interference with Business Relations”), Section 13 (“Agreement to Arbitrate”), Section 14 (“General Provisions”) and Section 15 (“Entire Agreement”) of this Agreement shall survive Executive’s employment with the Company and the Term of this Agreement as provided therein.

15. Entire Agreement. This Agreement, together with the other agreements and documents governing the benefits described in this Agreement constitute the entire agreement between the parties relating to this subject matter hereof and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Board of Directors of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Mario Radrigan

Dated: July 30, 2007	/s/ Mario Radrigan
Address: _____________________
_____________________

United Panam Financial Corporation

Dated: July 30, 2007	By:	/s/ Ray C. Thousand
Ray C. Thousand
President and CEO

EXHIBIT A

Executive Cash Compensation Schedule

Pursuant to Sections 4.1 and 4.2 of the

Executive Employment Agreement

	Fiscal 2007		Fiscal 2008			Fiscal 2009
	TGT	Pay	TGT	Pay	%vs LY	TGT	Pay	%vs LY
Mario Radrigan
Base		$225,000		$236,250	5%		$248,063	5%
Bonus Target at 100%	35%	$78,750	35%	$82,688	5%	35%	$86,822	5%
Total		$303,750		$318,938	5%		$334,884	5%

Target Bonus

Target for bonus purposes will be approved by the Board each year. For 2007 it is budget pre-tax income normalized for budget interest expense.

33.3% of target bonus is payable based upon achievement of agreed initiatives

67.7% of target bonus is payable based upon achievement of budget pre-tax income as normalized

"Bonus target at 100%" above refers to the % of base salary that is payable at achievement of 100% of target.

Target bonus starts to be paid at achievement of 70% of defined target. Bonus % paid increases pro rata up to 100% of target at maximum.

Thus for each 1% above 70% of target that is achieved, the executive receives 3.33% of his/her target bonus % of base salary.

For example, if 90% of target is achieved, the executive will be paid 20 x 3.33%, or 66.6% of his target bonus.

EXHIBIT B

Executive Equity Compensation Schedule

Pursuant to Section 4.3 of the

Executive Employment Agreement

	Fiscal Year	New Grants Restricted Stock $
Mario Radrigan	2007	$75,000
	2008	$75,000
	2009	$75,000

	Grant Year	Grant Date	Grant Pricing
Grant Date	2007	07/10/07	Market price per share as of grant date, but share quantity calculated using 02/01/07 price ($14.36)
	2008	02/01/08	Market as of grant date
	2009	02/01/09	Market as of grant date

Vesting	All grants		33.33% end of year three; 33.33% end of year four; 33.33% end of year five.
NOTE: for vesting purposes the 2007 grant is assumed to start at 02/01/07

Change of Control Vesting			100% vest of all restricted stock granted prior to change of control

EXHIBIT C

Severance Compensation Schedule

Pursuant to Section 9

Executive Employment Agreement

•

The Severance Payment shall be equal to twelve (12) months salary at the then current base salary, plus the prorated Target Bonus through the date of termination, calculated on the basis of achievement of 100% of target.